Exhibit 5.1

RRI ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 {713} 226-6000 Phone {713} 228-1331 Fax porterhedges.com

July 25, 2011

Offshore Group Investment Limited

c/o Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel for Offshore Group Investment Limited, a Cayman Islands exempted company (the “Company”), Vantage Drilling Company, a Cayman Islands exempted company (the “Parent”), and their respective subsidiaries listed on Schedule I hereto (the “Subsidiary Guarantors”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer to exchange (the “Exchange Offer”) (i) up to $225,000,000 aggregate principal amount of the Company’s 11 1/2% Senior Secured First Lien Notes due 2015 (the “Exchange Notes”) for a like principal amount of the Company’s outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of the Parent and Subsidiary Guarantors of the Outstanding Notes and the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of July 30, 2010 (the “Original Indenture”) as amended by the first supplemental indenture dated as of May 20, 2011 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of June 1, 2011 (the “Second Supplemental Indenture,” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), each among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used, but not defined, herein shall have the meaning given such terms in the Indenture.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Registration Rights Agreement, (iv) the certificates of incorporation, memorandums and articles of association, bylaws or other organizational documents of the Company, the Parent and the Subsidiary Guarantors and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Offshore Group Investment Limited

July 25, 2011

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and assuming that (i) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee and (ii) the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Company, the Parent and the Subsidiary Guarantors, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and binding obligations of the Company and the Guarantees will be valid and binding obligations of the Parent and the Subsidiary Guarantors.

Our opinions expressed above are subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfer or conveyance) and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, (a) we express no opinion regarding the validity or effect of any provision relating to severability or separability or purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts and (b) certain of the waivers included in the Indenture relating to the guarantees by the Subsidiary Guarantors may be unenforceable in whole or in part.

Members of Porter Hedges LLP are members of the bar of the State of Texas. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Delaware, the laws of the State of New York, and the laws of the State of Texas, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the enforceability opinions set forth above, to the extent such opinion relates to the law of the Cayman Islands, Hungary, Malaysia, the Marshall Islands, or the Netherlands, we have relied solely on the opinions of Maples and Calder, Reti, Artal & Partners Law Firm, Azmi & Associates, Reeder & Simpson PC, and Huessen Law Firm, respectively, a copy of which is being filed as an exhibit to the Registration Statement and such opinion is based upon and subject to the assumptions, qualifications, limitations and exclusions set forth in such letters, which are incorporated herein by reference.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date

Offshore Group Investment Limited

July 25, 2011

hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Porter Hedges LLP

Porter Hedges LLP

SCHEDULE I

NAME OF ENTITY	JURISDICTION OF INCORPORATION OR FORMATION
Emerald Driller Company	Cayman Islands
Mandarin Drilling Corporation	Marshall Islands
P2020 Rig Co.	Cayman Islands
P2021 Rig Co.	Cayman Islands
Sapphire Driller Company	Cayman Islands
Vantage Driller I Co.	Cayman Islands
Vantage Driller II Co.	Cayman Islands
Vantage Driller III Co.	Cayman Islands
Vantage Driller IV Co.	Cayman Islands
Vantage Drilling Company	Cayman Islands
Vantage Drilling Labuan I Ltd.	Malaysia/Labuan
Vantage Drilling (Malaysia) I Sdn. Bhd.	Malaysia
Vantage Drilling Netherlands B.V.	The Netherlands
Vantage Holding Hungary Kft	Hungary
Vantage Holdings Malaysia I Co.	Cayman Islands
Vantage International Management Co.	Cayman Islands